Exhibit 10.5

To Gerhard Florin

C/o Electronic Arts Limited

2000 Hillswood Drive

Chertsey

Surrey

KT16 0EU

2 September 2005

Dear Gerhard

As you are aware Electronic Arts (“EA”) is seeking to establish a European operation based in Geneva to be run by a new Electronic Arts Swiss company (“EA Swiss Co”). EA Swiss Co will be offering certain employees employment in Geneva.

In connection with the establishment of EA Swiss Co’s European operation, EA is proposing that certain functions might be terminated at Electronic Arts Limited (“EA Ltd”) and certain comparable functions will be created at EA Swiss Co. The principal economic terms upon which it is proposed you would be relocated to Geneva are set out below.

Appendix A

1.    Proposed International Transfer Offer

This details certain terms of the proposed Transfer Offer, including the following:

•	Your job title
•	Your gross annual salary and target bonus
•	Your gross annual car cash allowance
•	Your housing level allowance which is paid to you to contribute towards your rent in Geneva
•	Benefits
•	All other payments or assistance to be given to you to help with the relocation
•	Provisions relating to termination of employment
•	An example of the form of acceptance of the terms which you need to sign if you wish to accept the offer when you have made your decision.

If you are unable to, or choose not to relocate to Geneva, and after full consultation and a search for alternative roles, there is no alternative role; your role is likely to be redundant. Attached at Appendix B are the terms of the compensation you would receive if those circumstances were to arise.

Appendix B

This includes the following:

•	The redundancy payment which would be payable to you by EA Ltd, if your job is made redundant in the UK.
•	The retention payment which EA Ltd would like to pay to you if you continue your employment with EA Ltd as specified in the appendix.
•	An example of the letter which would record your decision not to transfer and your acceptance of the conditions upon which the redundancy and retention payments would be paid.

If you require any clarification on any of the contents above or enclosed, then please do not hesitate to contact me.

Yours sincerely

Larry Probst

Chairman and Chief Executive Officer

Appendix A – Proposed International Transfer Offer

The proposed offer of general terms from EA Swiss Co to Employee named below. Below is the example of the letter, that we would give you and ask you to sign in the event that you choose to relocate to EA Swiss Co.

Name: Gerhard Florin

Job Title: Executive Vice President and General Manager, International Publishing

Gross Annual Salary: CHF 718,817 per annum

Target Bonus: 60% of annual gross salary.

Gross Annual Car Cash Allowance: CHF 25,000 per annum

Housing Level: CHF 300,000 per annum up to a maximum of three years and for year four, 70% of CHF 300,000 and in year five, 50% of CHF 300,000. After the first year you will be required to contribute 15% of your year one gross salary to your Housing Level.

EA will bear the cost of any Swiss social security and income taxes on the Housing Level benefit you receive.

Home Ownership Amount: If you elect to buy at the beginning of the first year you will receive 70% of the Housing Level you would have received between years 1-5 less any contributions made by you. If you elect to rent for the first year and then buy at the end of the first year/beginning of the second year then you will receive 70% of the Housing Level you would have received between years 2-5 less any contributions made by you.

In the event you decide to buy a primary residence in Switzerland, EA Swiss Co will bear the cost of any Swiss social security and income taxes resulting from the Home Ownership Amount paid to you for the purpose of purchasing a primary residence in Switzerland.

Benefits: You will be eligible to receive benefits available to all other employees of EA Swiss Co including pension/death benefits; disability and accident insurance; medical/dental arrangements; and holiday and leave benefits.

Other Assistance:

•	Removals, shipment of goods and insurance, and paid time off to relocate (3 days).
•	Home sale assistance of your primary residence (reasonable expenses).
•	Reimbursement of any loss on sale of UK car (maximum CHF 11’000).
•	Relocation Allowance (1 month’s Swiss Base Salary; net of tax up to CHF 20’000).
•	If necessary, reimbursement for temporary living expenses (meals, lodging and gratuities) and hire car (up to a maximum of 60 days).
•	Spousal assistance allowance (CHF 10’000 taxable lump sum and CHF 10’000 in reimbursed expenses).
•	Language training expense reimbursement for your family (up to CHF 7’000).
•	Language training for you (up to CHF 7’000) or you can opt for an EA Swiss Co language training provider and direct payment by EA Swiss Co.
•	Financial planning advice (for buying a home and personal finances; up to CHF 6’000).
•	Ongoing funding of private schooling in Switzerland or, for local schooling a one off lump-sum payment per child (CHF 20’000/child).

Termination of Employment:

1.	If you voluntarily leave the employment of EA Swiss Co for any reason, at any time during the first 12 months following the International Transfer, it will be stated in your employment agreement with EA Swiss Co that EA Swiss Co may deduct the following amounts from your final salary payment and that you will repay in full back to EA Swiss Co any outstanding parts of the following amounts that are not deducted from your final salary:

–	Relocation and shipping expenses (defined as travel costs to get to transfer you and your belongings to Switzerland)

2.	If EA Swiss Co terminates your employment at any time up to 24 months following the International Tranfer for any reason, except for gross misconduct, EA Swiss Co will pay the costs of relocating you and your family back to the UK.

Proposed letter wording to be agreed by the Employee:

I acknowledge receipt of your letter dated 2 September 2005 setting out the International Transfer Offer.

I have read in full and understand and accept the terms of the International Transfer Offer (set out above).

I understand that that my employment is subject to the receipt of the necessary work permits for me to work in Geneva.

I have been advised to obtain tax and legal advice and I have not relied upon EA for tax or legal advice.

My preferred date to move to Geneva is                                 .

Employer Signature	Employee Signature

Signed by	Signed by	/s/ Gerhard Florin

Name	Name	Gerhard Florin

Date	Date	06 September 2005

Appendix B - Redundancy details

If you are unable to transfer to EA Swiss Co in Geneva and after consultation with you there is no alternative employment for you within EA, and your role does become redundant, you would be entitled to the following payments:-

1.     Redundancy Payment

You will be entitled to receive one year’s salary.*

The above Redundancy Payment includes your statutory redundancy payment. This proposed Redundancy Payment is only valid in relation to the proposed Geneva transfer and not in relation to any other potential future redundancy situation.

2.     Retention Payment

If you were unable to transfer to Geneva and EA were unable to find you an alternative position your role is likely to be redundant on 30 June 2006 (“June Date”) EA would like you to continue to be employed by EA Limited (“EA Ltd”) until the June Date and in order to incentivise you to do this it is offering you a payment which is detailed below. The principal conditions to this payment being made are that you notify EA Ltd by 30 September 2005 of your intention to stay and you do remain with EA Ltd for the Retention Period (defined below).

The Retention Payment is calculated on the following basis:

(i) If you notify EA Ltd by 30 September 2005 of your intention to remain in employment at EA Ltd until 28 February 2006 AND you do remain in employment at EA Ltd until 28 February 2006, EA Ltd will pay you 15% of your basic annual salary as at 28 February 2006 (this will not include car or fuel allowance or any other contributions usually made) in a lump sum. To be eligible for this payment you must notify EA Ltd by 30 September 2005 (this is a final date) in writing of your intention (and be employed on 28 February 2006). The payment will be made on the last working day of February 2006.

(ii) If you notify EA Ltd by 30 September 2005 of your intention to remain in employment at EA Ltd until the June Date and you do remain in employment at EA Ltd until the June Date, EA Ltd will pay you 30% of your basic annual salary as at 30 June 2006 (this will not include car or fuel allowance or any other contributions usually made) in a lump sum. To be eligible for this payment you must notify EA Ltd by 30 September 2005 (this is a final date) of your intention to continue to work (and be employed on 30 June 2006). The payment will be made on the last working day of June 2006.

*The Redundancy Payment will be paid gross, free of income and NI tax under current English law, subject to a cap of £30,000. Any amount over £30,000 will be taxed at the normal rate and NI deducted. The Retention Payment will be subject to employee tax and NI.

The time periods from 1 October to 28 February 2006 and 1 October to the June Date are defined as the “Retention Period”.

(iii) The Retention Payment and the enhanced element of the Redundancy Payment above are subject to the following conditions:

a)	You use your holiday sensibly during the Retention Period and take it at times approved by your manager. EA Ltd will pay you in respect of accrued, but unused holiday entitlement, as normal, when your employment agreement terminates.

b)	If you notify EA Ltd that you will stay and then you subsequently resign prior to the end of either of the Retention Periods, you will not be entitled to the Redundancy Payment or the Retention payment.

c)	If you secure another role within the EA group of companies prior to the June Date, but the role will commence after the June Date you will not be eligible to receive the Redundancy Payment.

Example letter to Electronic Arts to confirm acceptance of a proposed redundancy package

Date:

From:

I notify you that I am unable to accept the position with EA Swiss Co and that I will/will not be prepared to stay on and continue to work for EA Ltd until the 28 February 2006 /30 June 2006 (please mark as appropriate).

I understand and agree to the conditions set out above in your Appendix B of your letter of 2 September 2005.

Signed: